Exhibit 5.1

November 26, 2008

Pennsylvania Real Estate Investment Trust

200 South Broad Street

Philadelphia, PA 19102-3083

Ladies and Gentlemen:

We have acted as counsel to Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Trust”), in connection with the preparation and filing with the Securities and Exchange Commission of the Trust’s registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to the issuance of up to 1,000,000 shares of beneficial interest, par value $1.00 per share (the “Shares”), in the Company pursuant to the Company’s Dividend Reinvestment and Share Purchase Plan (the “Plan”).

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Trust Agreement and By-laws of the Trust and the First Amended and Restated Agreement of Limited Partnership of PREIT Associates, L.P., a Delaware limited partnership (the “Partnership Agreement”), each as amended to date, resolutions adopted by the Trust’s board of trustees, and such other agreements, instruments, documents, and records relating to the Trust and the issuance of the Shares as we have deemed appropriate. In all such examinations, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Trust. As to various questions of fact material to our opinion, we have relied on representations of officers of the Trust.

We express no opinion concerning the laws of any jurisdiction other than the corporation and business trust laws of the Commonwealth of Pennsylvania.

Based on the foregoing and consideration of such questions of law as we have deemed relevant, we are of the opinion that the issuance of the Shares by the Trust pursuant to the Plan has been duly authorized by the necessary action of the board of trustees, and such Shares, when and if issued upon payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable by the Trust.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus included in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP